Exhibit 99.1

1 Fountain Square
Chattanooga, TN 37402
www.unum.com

news	FOR IMMEDIATE RELEASE Contacts Jim Sabourin 423 294 6300 MEDIA INVESTORS Thomas A. H. White 423 294 8996 Madhavi Venkatesan 423 294 1630

Unum Group Reports First Quarter 2009 Results

Strong Operating Results in Core Segments;
Capital Management Targets Exceeded;
2009 Guidance Reaffirmed

CHATTANOOGA, Tenn. (April 29, 2009) – Unum Group (NYSE: UNM) announced today its results for the first quarter of 2009.  The Company reported net income of $164.9 million ($0.50 per diluted common share), compared to net income of $163.1 million ($0.46 per diluted common share) for the first quarter of 2008.

Included in the results for the first quarter of 2009 are net realized after-tax investment losses of $41.8 million ($0.12 per diluted common share), compared to net realized after-tax investment losses of $44.7 million ($0.13 per diluted common share) in the first quarter of 2008. Net realized investment losses for the first quarter of 2009 include after-tax gains of $15.4 million related to changes in the fair value of an embedded derivative in a modified coinsurance contract, compared to an after-tax loss of $41.6 million in the first quarter of 2008. The net realized after-tax investment losses related to the sale or write-down of securities was $57.2 million in the first quarter of 2009, compared to $3.1 million in the first quarter of 2008.

Adjusting for the above stated items, after-tax operating income was $206.7 million ($0.62 per diluted common share) in the first quarter of 2009, compared to $207.8 million ($0.59 per diluted common share) in the first quarter of 2008.

“Unum’s solid first quarter demonstrates our ability to produce strong results during very difficult economic and financial market times,” said Thomas R. Watjen, president and chief executive officer of the Company.  “Each of our businesses performed well as we continue to benefit from the actions we have taken over the past several years to create a more balanced, disciplined business, with an emphasis on sound risk and capital management.  While we expect this challenging environment to continue into 2010, Unum has the financial flexibility needed to provide for the uncertainties and opportunities that lie ahead.”

        “Although we are generally pleased with our results, this is no time to lose focus,” Watjen added.  “We will continue to execute our plans and make the necessary adjustments if conditions in our business change.  We remain convinced that there are good long-term growth opportunities in our business, and as a result we have continued to invest heavily in maintaining our strong customer focus and developing new product and service offerings which will position us to expand our market leadership position in the years ahead.”

RESULTS BY SEGMENT

In the following discussions of the Company’s operating segment results, “operating revenue” excludes net realized investment gains and losses.  “Operating income” or “operating loss” excludes income tax and net realized investment gains and losses.  See “Non-GAAP Reconciliation” elsewhere in this release.

Effective with the fourth quarter of 2008, we made slight modifications to our reporting segments to better align the debt of our securitizations with the business segments and to align the allocation of capital for Unum UK similar to that of Unum US and Colonial Life. Financial results previously reported have been revised to reflect these reclassifications.

Unum US Segment

Unum US reported operating income of $183.6 million in the first quarter of 2009, compared to operating income of $158.3 million in the first quarter of 2008.  Premium income for the segment declined by 0.3 percent to $1,226.3 million in the first quarter of 2009, from $1,230.4 million in the first quarter of 2008.

Within Unum US, the group disability line of business reported operating income of $57.7 million in the first quarter of 2009, compared to operating income of $40.1 million in the first quarter of 2008.  The benefit ratio for the first quarter of 2009 was 88.0 percent, compared to 91.0 percent in the first quarter of 2008. Improvements in the benefit ratio continue to reflect the on-going strategic shift for the line, from a large case concentration to a balanced concentration with a focus on increasing representation in the core market (employers with less than 2,000 lives). Results also reflect favorable claim recovery trends; stable claim incidence trends in both the group long-term and short-term disability lines of business relative to the first quarter of 2008; maintenance of pricing discipline, specifically as it relates to the large case market; and the implemented improvements in the claims management process.  Premium income in group disability declined 4.0 percent to $545.7 million in the first quarter of 2009, compared to $568.4 million in the first quarter of 2008.  Increasing competition, along with softening economic conditions and the Company’s fundamental commitment to a disciplined approach to pricing, renewals, and risk selection, were all contributing factors to the decline in current quarter premium.

Long-term disability sales within the group disability line decreased 12.2 percent in the first quarter of 2009, to $31.7 million from $36.1 million in the first quarter of 2008. Short-term disability sales within the group disability line were $15.9 million in the first quarter of 2009, an 18.7 percent increase from $13.4 million in the first quarter 2008. Sales of fully insured group disability products (inclusive of both long-term disability and short-term disability products) in the core market segment (employers with less than 2,000 lives) increased 14.0 percent in the first quarter of 2009 to $35.1 million, compared to $30.8 million in the year ago quarter.  Sales of fully insured group disability products (inclusive of both long-term disability and short-term disability products) in the large case market (employers with 2,000 lives or greater) decreased by 33.2 percent to $12.5 million in the first quarter of 2009, compared to $18.7 million in the first quarter of 2008.  Premium persistency in the group long-term disability line of business was 87.3 percent for the first quarter of 2009, compared to 87.6 percent in the same period in 2008. Case persistency for this line was 87.3 percent for the first quarter of 2009, compared to 88.8 percent in the first quarter of 2008.  Premium persistency in the group short-term disability line of business was 88.5 percent for the first quarter of 2009, compared to 82.4 percent in the first quarter of 2008. Case persistency for the line was 86.4 percent for the first quarter of 2009, compared to 87.3 percent for the comparable period in 2008.

The group life and accidental death and dismemberment line of business reported a 12.8 percent decrease in operating income to $48.3 million in the first quarter of 2009, compared to $55.4 million in the first quarter of 2008.  Reflected in the results are both lower premium income and increased claim-related benefits. Premium income for this line of business declined 1.5 percent to $288.0 million in the first quarter of 2009, compared to $292.4 million in the first quarter of 2008, reflecting the Company’s ongoing disciplined approach to pricing, renewals, and risk selection as well as a reinsurance agreement effective January 1, 2009 to cede an $8.0 million annualized premium inforce block of accidental death and dismemberment business.  Sales of group life products in the first quarter of 2009 increased to $31.8 million, compared to $27.1 million in the first quarter of 2008, with an increase of 17.9 percent in core market sales and an increase of 16.6 percent in large case sales.  Premium persistency in the group life line of business was 86.2 percent for the first quarter of 2009, compared to 84.3 percent for the same period in 2008. Case persistency for the first quarter 2009 was 87.5 percent, compared to 87.7 percent in the first quarter of 2008.

The Unum US supplemental and voluntary lines of business reported a 23.6 percent increase in operating income to $77.6 million in the first quarter of 2009, compared to $62.8 million in the first quarter of 2008. The improvement in earnings was driven by improved results in all three product lines, individual disability – recently issued, voluntary benefits, and long-term care. Premium income for supplemental and voluntary lines increased 6.2 percent to $392.6 million in the first quarter of 2009, compared to $369.6 million in the first quarter of 2008, with all lines reflecting an increase in premium income over the prior year first quarter. In the first quarter of 2009, sales in the individual disability – recently issued line declined 4.8 percent; sales in the voluntary benefits line increased 11.5 percent; and sales of long-term care products decreased 26.1 percent, all relative to the first quarter of 2008.

Unum UK Segment

Unum UK reported operating income of $62.3 million in the first quarter of 2009, a 26.1 percent decrease compared to $84.3 million in the first quarter of 2008. In local currency, operating income for the first quarter of 2009 increased 1.6 percent, to £43.3 million from £42.6 million in the first quarter of 2008. Results for the quarter, when translated into dollars, have been impacted by increased volatility in the foreign exchange markets, specific to the exchange rate of the dollar to British pound sterling. Given the current economic environment there remains a potential for further volatility in foreign exchange rates through 2009.

The benefit ratio in the first quarter 2009 was 53.3 percent, compared to 57.3 percent in the comparable quarter in 2008, reflecting a lower rate of claim incidence in the group long-term disability line, which was partially offset by an increase in incidence in the group life line. Premium income decreased 32.3 percent to $163.0 million in the first quarter of 2009, compared to $240.6 million in the first quarter of 2008.  In local currency, premium income decreased 6.7 percent to £113.5 million in the first quarter of 2009, compared to £121.6 million in the first quarter of 2008.  Premium persistency in the group long-term disability line of business was 90.8 percent in the first quarter of 2009, compared to 84.5 percent for the comparable period in 2008. Premium persistency in the group life line of business was 74.5 percent for the first quarter 2009, compared to 84.3 percent for the first quarter 2008. Sales increased 4.8 percent to $19.6 million in the first quarter of 2009, compared to $18.7 million in the first quarter of 2008.  In local currency, sales for the first quarter of 2009 increased 44.7 percent to £13.6 million, compared to £9.4 million in the first quarter of 2008.

Colonial Life Segment

Colonial Life reported a 5.2 percent increase in operating income to $70.9 million in the first quarter of 2009, compared to $67.4 million in the first quarter of 2008.  The benefit ratio in the first quarter of 2009 was 46.3 percent, compared to 47.2 percent for the same period in 2008.  The decline was attributable to favorable risk experience in the life and cancer and critical illness lines which offset less favorable risk experience in the accident, sickness, and disability line of business.  Premium income for the first quarter of 2009 increased by 5.4 percent to $253.4 million, compared to $240.4 million in the first quarter of 2008.  Sales decreased 0.1 percent to $67.6 million in the first quarter of 2009 from $67.7 million in the first quarter of 2008.  New accounts increased 10.8 percent in the first quarter of 2009 compared to the first quarter of 2008.  Average weekly producers increased 7.3 percent in the first quarter of 2009 compared to the first quarter of 2008, while average weekly premium per producer decreased 7.1 percent.

Individual Disability – Closed Block Segment

The Individual Disability – Closed Block segment reported operating income of $11.3 million in the first quarter of 2009, compared to $2.9 million in the first quarter of 2008.  The interest adjusted loss ratio for the segment was 81.2 percent in the first quarter of 2009, compared to 82.4 percent in the first quarter 2008, reflecting favorable risk experience in the quarter.  Net investment income for the segment declined 2.4 percent, to $186.4 million in the first quarter of 2009 from $190.9 million in the first quarter of 2008.

Corporate and Other Segment

The Corporate and Other segment reported an operating loss of $12.9 million in the first quarter 2009, compared to operating income of $0.3 million in the first quarter of 2008, primarily due to approximately $10.4 million in increased expenses related to pension costs relative to last year’s first quarter. Interest and debt expense in the first quarter of 2009 was $26.0 million, compared to $31.7 million in the first quarter of 2008, primarily due to lower levels of outstanding debt.

OTHER INFORMATION

Capital Management

With the results of the first quarter 2009, the Company continued to exceed the target capital management metrics it formally outlined in October 2007. At the end of the first quarter of 2009, combined risk-based capital of over 330 percent for its traditional US insurance companies exceeded the Company’s 300 percent threshold target, leverage of 21.2 percent remained less than the 25 percent target, and holding company liquidity of $473 million was in excess of the Company’s minimum target of $270 million.  Leverage is measured as total debt to total capital, which the Company defines as total long-term and short-term debt plus stockholders’ equity, excluding the net unrealized gain or loss on securities and the net gain or loss on cash flow hedges.  Leverage also excludes the non-recourse debt and associated capital of Tailwind Holdings, LLC and Northwind Holdings, LLC.

Shares Outstanding

The Company’s average number of shares (000s) outstanding, assuming dilution, was 330,964.5 for the first quarter of 2009, compared to 351,465.8 for the first quarter of 2008.

Book Value

Book value per common share as of March 31, 2009 was $19.39, compared to $22.06 at March 31, 2008.  Excluding the net unrealized gain or loss on securities and the net gain on cash flow hedges, book value per common share at March 31, 2009 was $20.86, compared to $21.06 at March 31, 2008.

OUTLOOK

The Company is maintaining its previously stated guidance for full year 2009 and anticipates operating earnings for the year to be in the range of $2.45 and $2.55 per diluted common share.

NON-GAAP RECONCILIATION

The Company analyzes its performance using non-GAAP financial measures which exclude certain items and the related tax thereon from net income.  The Company believes operating income or loss, excluding realized investment gains and losses, which are recurring, is a better performance measure and a better indicator of the profitability and underlying trends in its business.  Realized investment gains and losses are primarily dependent on market conditions and general economic events and are not necessarily related to decisions regarding the Company’s underlying business.  The Company believes leverage and book value per common share excluding unrealized gains and losses on securities and the net gain or loss on cash flow hedges, which also tend to fluctuate depending on market conditions and general economic trends, are important measures.  For a reconciliation to the most directly comparable GAAP measures, refer to the attached digest of earnings.

CONFERENCE CALL INFORMATION

Members of Unum Group senior management will host a conference call on Thursday April 30, 2009 at 10:00 a.m. (Eastern) to discuss the results of operations for the first quarter.  Topics may include forward-looking information, such as guidance on future results and trends in operations, as well as other material information.

The dial-in number for the conference call is (800) 768-6490 for U.S. and Canada.  For International, the dial-in number is (785) 830-7987.  A live webcast of the call will also be available at www.investors.unum.com in a listen-only mode.  It is recommended that webcast viewers access the “Investors” section of the Company’s website and opt-in to the webcast fifteen minutes prior to the start of the call.  A replay of the call will be available by telephone and on the Company’s website through Thursday, May 7, 2009.

In conjunction with today’s earnings announcement, the Company’s Statistical Supplement for the first quarter of 2009 is available on the “Investors” section of the Company’s website.

ABOUT UNUM GROUP

Unum (www.unum.com) is one of the leading providers of employee benefits products and services and the largest provider of disability insurance products in the United States and the United Kingdom.

SAFE HARBOR STATEMENT

Statements in this press release that are not historical facts, such as the Company's earnings per share guidance and management's statements about the Company's financial flexibility, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are made based on management's expectations, plans and beliefs concerning future developments.  These forward-looking statements are not a guarantee of future performance and involve risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements.  These risks and uncertainties include such matters as (1) unfavorable economic or business conditions, both domestic and foreign, including the continued financial market disruption; (2) investment results, including but not limited to, realized investment losses resulting from impairments that differ from our assumptions and historical experience; (3) rating agency actions, state insurance department market conduct examinations and other inquiries, other government investigations and actions, and negative media attention; (4) changes in interest rates, credit spreads, and securities prices; (5) currency exchange rates; (6) changes in our financial strength and credit ratings; (7) changes in claim incidence and recovery rates due to, among other factors, the rate of unemployment and consumer confidence, the emergence of new diseases, epidemics, or pandemics, new trends and developments in medical treatments, and the effectiveness of claims management operations; (8) increased competition from other insurers and financial services companies due to industry consolidation or other factors; (9) legislative, regulatory, or tax changes, both domestic and foreign, including the effect of potential legislation and increased regulation in the current political environment; (10) the level and results of litigation; (11) effectiveness in supporting new product offerings and providing customer service; (12) actual experience in pricing, underwriting, and reserving that deviates from our assumptions; (13) lower than projected persistency and lower sales growth; (14) fluctuation in insurance reserve liabilities; (15) ability and willingness of reinsurers to meet their obligations; (16) changes in assumptions related to intangible assets such as deferred acquisition costs, value of business acquired, and goodwill; (17) ability of our subsidiaries to pay dividends as a result of regulatory restrictions; (18) events or consequences relating to terrorism and acts of war, both domestic and foreign; (19) changes in accounting standards, practices or policies; (20) effectiveness of our risk management program; and (21) ability to recover our systems and information in the event of a disaster or unanticipated event.

For further information about risks and uncertainties that could affect actual results, see the Company's filings with the Securities and Exchange Commission, including information in the sections titled "Cautionary Statement Regarding Forward-Looking Statements" and "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2008.  The forward-looking statements in this press release are being made as of the date of this press release, and the Company expressly disclaims any obligation to update or revise any forward-looking statement contained herein, even if made available on our website or otherwise.

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UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES

DIGEST OF EARNINGS

(Unaudited)
Unum Group (UNM:NYSE)
and Subsidiaries

($ in millions, except share data)
	Three Months Ended March 31
	2009	2008

Operating Revenue by Segment	$2,513.5	$2,609.1
Net Realized Investment Loss	(64.6)	(68.5)
Total Revenue	$2,448.9	$2,540.6

Operating Income by Segment	$315.2	$313.2
Net Realized Investment Loss	(64.6)	(68.5)
Income Tax	85.7	81.6
Net Income	$164.9	$163.1

PER SHARE INFORMATION

Net Income Per Common Share
Basic	$0.50	$0.47
Assuming Dilution	$0.50	$0.46

Weighted Average Common Shares - Basic (000s)	330,804.8	350,719.6
Weighted Average Common Shares - Assuming Dilution (000s)	330,964.5	351,465.8

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	As of March 31
	2009
	(in millions)

Debt, As Reported	$2,461.6
Exclude Non-recourse Debt	838.5
Debt, As Adjusted	$1,623.1

Total Stockholders' Equity, As Reported	$6,422.6
Exclude Net Unrealized Loss on Securities and
Net Gain on Cash Flow Hedges	(485.2)
Exclude Northwind and Tailwind Capital	867.7
	6,040.1
Debt, As Adjusted	1,623.1
Total Capital, As Adjusted	$7,663.2

Debt to Capital Ratio	21.2%

	Three Months Ended March 31
	2009		2008
	(in millions)	per share *	(in millions)	per share *

After-tax Operating Income	$206.7	$0.62	$207.8	$0.59
Net Realized Investment Loss, Net of Tax	(41.8)	(0.12)	(44.7)	(0.13)
Net Income	$164.9	$0.50	$163.1	$0.46

	As of March 31
	2009		2008
	(in millions)	per share	(in millions)	per share

Total Stockholders' Equity (Book Value)	$6,422.6	$19.39	$7,638.4	$22.06
Net Unrealized Gain (Loss) on Securities	(933.0)	(2.82)	128.3	0.37
Net Gain on Cash Flow Hedges	447.8	1.35	215.5	0.63
Total Stockholders' Equity, As Adjusted	$6,907.8	$20.86	$7,294.6	$21.06

* Assuming Dilution

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